Exhibit 10.4

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of March 26, 2026, is entered into by and between the undersigned stockholder (the “Stockholder”) of Pulmatrix, Inc., a Delaware corporation (the “Company”), and the Company. The Company and the Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A. Concurrently with or following the execution of this Agreement, the Company has entered, or will enter, into a Securities Purchase Agreement (as the same may be amended from time to time, the “Purchase Agreement”), providing for, among other things, the issuance of the Securities (as defined therein) pursuant to the terms and conditions of the Purchase Agreement and the Transaction Documents.

B. In order to induce entry into the Purchase Agreement and the Transaction Documents, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Stockholder hereby makes certain representations, warranties, covenants and agreements as set forth in this Agreement with respect to the shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock”) Beneficially Owned (as defined below) by the Stockholder (the “Original Shares” and, together with any Underlying Shares issuable upon conversion of the Preferred Stock, the “Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the 1934 Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2. Representations of Stockholder. The Stockholder represents and warrants to the Company that (a) the Stockholder has requisite organizational power and authority to enter into, execute, and deliver this Agreement and to perform fully the Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below). And (b) this Agreement has been duly and validly executed and delivered by the Stockholder and, when signed by the other party, constitutes the legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Agreement to Vote and Approve. The Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to matters the Board has recommended the stockholders of the Company vote in favor of, including but not limited to, any matters as related to the Merger and the Merger Agreement (the “Requisite Stockholder Approval”), and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to such matter, to vote or cause the holder of record to vote the Shares in favor of providing the Requisite Stockholder Approval.

(b) Irrevocable Proxy. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3(a) at any applicable meeting of the stockholders of the Company or pursuant to any applicable written consent of the stockholders of the Company, the Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Company stockholders or at any meeting of the Company’s stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3(a) of this Agreement. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement and the Stockholder affirms that the proxy set forth in this Section 3(b) is given in connection with, and granted in consideration of, and as an inducement to the parties to the Merger Agreement to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 3(a). Except as otherwise provided for herein, the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement, the Merger Agreement, or the occurrence of the End Date (as defined in the Merger Agreement).

4. No Voting Trusts or Other Arrangement. The Stockholder agrees that during the term of this Agreement the Stockholder will not, and will not permit any entity under the Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Company.

5. Transfer and Encumbrance. The Stockholder agrees that for a period commencing upon the execution of the Purchase Agreement and ending at the Expiration Time, the Stockholder will not, directly or indirectly transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or the Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, neither this Section 5 nor any other provision hereof shall prohibit, limit or restrict (a) indirect Transfers by means of transferring any shares of capital stock of the Company or any other entity, other than the Shares, it being understood, for the avoidance of doubt, that any transfers of equity interests of the Stockholder or the equity interests of the Stockholder’s direct or indirect equityholders shall be expressly permitted by this Agreement without liability hereunder, nor the consent of, or notice to, any other person hereunder, or (b) a Transfer or Transfers of the Shares by the Stockholder to (i) any member of the Stockholder’s immediate family, (ii) to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, (iii) upon the death of the Stockholder or (iv) to an “affiliate” (as defined in Rule 144) of the Stockholder.

6. Additional Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7. Termination. This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the date on which the Purchase Agreement is terminated in accordance with its terms; (b) the termination of this Agreement by mutual written consent of the Parties; (c) the date on which the Requisite Stockholder Approval is obtained; and (d) the End Date (as defined in the Merger Agreement). Nothing in this Section 7 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

8. Further Assurances. The Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

10. Specific Performance. Each Party hereto acknowledges that it may be difficult to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, may be the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law.

11. Amendment; Assignment. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Stockholder. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 11 shall be null and void.

12. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company:

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

Attention: Peter Ludlum

E-mail: pludlum@Pulmatrix.com

With a copy (for informational purposes only) to:

Haynes and Boone, LLP

30 Rockefeller Plaza 26th Floor

New York, NY 10112

Attention: Rick Werner

Email: rick.werner@haynesboone.com

If to the Stockholder, to the address, email address, or facsimile number set forth for the Stockholder on the signature pages hereof.

14. Miscellaneous. The provisions of Sections 5.6, 5.9, 5.10, 5.11 and 5.12 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

PULMATRIX, INC.

By:
Name:
Title:

RCM EOS PIPE HOLDINGS, LLC

By:	Rapha Capital Management, LLC, its Manager

By:
Name:	Kevin Slawin
Title:	President

Street Address: 2710 Reed Road, Suite 160 Houston, TX 77051 Attention: Kevin Slawin Email: kslawin@raphacap.com

With a copy to (which shall not constitute note):

Wilk Auslander LLP
825 Eighth Avenue
Suite 2900
New York, NY 10019
Attention: Mark Clyman; Jonathan Bender

Email:	mclyman@wilkauslander.com;
jbender@wilkauslander.com

[Signature Page to Voting Agreement]